Exhibit 99.1
	Media Contacts:	Investor Relations Contacts:

Merck:	Ian R. McConnell (973) 901-5722	Alex Kelly (908) 423-5185
Endocyte:	Tony Russo (212) 845-4251	Stephanie Ascher (212) 362-1200
Martina Schwarzkopf (212) 845-4292

FOR IMMEDIATE RELEASE:

Merck and Endocyte Enter Exclusive Worldwide Agreement to Develop and Commercialize Phase III
Cancer Candidate Vintafolide (EC145)

WHITEHOUSE STATION N.J., and WEST LAFAYETTE, Ind., April 16, 2012 – Merck, known as MSD outside the United States and Canada, (NYSE: MRK) and Endocyte Inc. (NASDAQ: ECYT), today announced that they have entered into an agreement to develop and commercialize Endocyte’s novel investigational therapeutic candidate vintafolide (EC145). Vintafolide is currently being evaluated in a Phase III clinical trial for platinum-resistant ovarian cancer, (PROCEED trial) and a Phase II trial for non-small cell lung cancer (NSCLC); both studies are also using Endocyte’s investigational companion diagnostic agent, etarfolatide (EC20).

“Vintafolide is a promising and innovative late-stage cancer drug candidate. In addition to pursuing the lead indication of platinum-resistant ovarian cancer, Merck plans to further evaluate its potential for treatment of multiple other cancer types,” said Peter S. Kim, executive vice president and president Merck Research Laboratories. “This agreement underscores our strategy of building a portfolio of oncology therapeutics that employ a companion diagnostic to facilitate selection of those patients most likely to respond to treatment.”

Under the agreement, Merck, through a subsidiary, will gain worldwide rights to develop and commercialize vintafolide. Endocyte will receive a $120 million upfront payment and is eligible for milestone payments of up to $880 million based on the successful achievement of development, regulatory and commercialization goals for vintafolide for a total of six cancer indications. In addition, if vintafolide receives regulatory approval, Endocyte will receive an equal share of the profit in the United States (U.S.) as well as a double digit percentage royalty on sales of the product in the rest of the world. Endocyte has retained the right to co-promote vintafolide with Merck in the U.S. and Merck has the exclusive right to promote vintafolide in the rest of world. Endocyte will be responsible for the majority of funding and completion of the PROCEED trial. Merck will be responsible for all other development activities and costs and have all decision rights for vintafolide. Endocyte remains responsible for the development, manufacture and commercialization worldwide of etarfolatide, a non-invasive companion diagnostic imaging agent that is used to identify folate receptor positive tumor cells.

“Following a rigorous selection process we believe Merck represents the ideal strategic partner to achieve the full potential of vintafolide, accelerating our development in numerous cancers,” said Ron Ellis, Endocyte’s president and chief executive officer. “The agreement also positions us well to build our own commercial infrastructure for vintafolide in the U.S. and for etarfolatide worldwide.”

Endocyte has completed three single arm studies of vintafolide in patients with advanced platinum resistant ovarian cancer, non-small cell lung cancer and solid tumors. In a randomized Phase II clinical trial (PRECEDENT) comparing vintafolide plus pegylated liposomal doxorubicin (PLD) versus PLD alone in women with platinum-resistant ovarian cancer, vintafolide demonstrated a statistically significant delay in disease progression or death in the overall population, with the largest improvement observed in patients with all tumors imaged as positive for folate receptor expression utilizing etarfolatide. Vintafolide in combination showed limited additional toxicity versus standard therapy with PLD alone. Common adverse events observed with this combination were neutropenia, fatigue, mouth sores, and redness/swelling/pain on the hands and feet.

In March 2012, Endocyte announced that the European Union had granted orphan drug status to vintafolide, and that the company planned to file a marketing authorization application in the third quarter of 2012.

Closing of the transaction is contingent upon obtaining Hart-Scott Rodino clearance from the Federal Trade Commission.

Conference Call

Endocyte will host a conference call and webcast at 8:30am ET today to discuss the agreement. To listen to the conference call, please dial 877-845-0711 or 760-298-5081. A replay of the call will be available beginning at 11:30am ET today. To access the replay, please dial 855-859-2056 or 404-537-3406 and reference the conference ID 72307636. The webcast can be accessed through Endocyte’s website at www.endocyte.com.

About Vintafolide (EC145)

Vintafolide is a proprietary, injectable, conjugate consisting of folate (vitamin B9) linked to a potent vinca alkaloid chemotherapy agent, desacetylvinblastine monohydrazide (DAVLBH). Vintafolide is designed to preferentially target the chemotherapy agent to fast growing cancer cells that actively take up folate via the folate receptor. The folate receptor is expressed in a wide variety of cancers including ovarian, NSCLC, breast, colon and kidney.

About Etarfolatide (EC20)

Etarfolatide is a folate-targeted molecular imaging agent that is being developed as a non-invasive method to identify tumors that over-express folate receptors. These tumors are the molecular target of Endocyte’s folate-targeted therapeutic compounds such as vintafolide. To date, etarfolatide has been administered to over 550 patients.

About the PROCEED Trial

The PROCEED trial is a Phase III randomized, double-blind clinical trial evaluating vintalofide in combination with PLD compared to PLD plus placebo for the treatment of folate-receptor positive platinum-resistant ovarian cancer. The primary endpoint of the trial is progression-free survival as measured by RECIST (Response Evaluation Criteria In Solid Tumor) criteria in patients with folate-receptor positive tumors assessed by etarfolatide imaging. Overall survival is a secondary endpoint. The trial anticipates recruiting more than 400 patients at approximately150 sites in the U.S., Canada, Europe, and Asia. For further information regarding the PROCEED trial please visit http://www.clinicaltrials.gov.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel Small Molecule Drug Conjugates (SMDCs) and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

Merck Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that all of the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2011 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Endocyte Forward-Looking Statement

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including any conditional marketing authorization from the EMA, initiation of future clinical trials, and expectations for the receipt of milestones, royalties or other profits from the partnership. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of Doxil, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #